UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 23, 2015

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On Friday, February 20, 2015, after the market close, the Centers for Medicare & Medicaid Services (“CMS”) issued its Advance Notice detailing preliminary 2016 Medicare Advantage benchmark payment rates (the “Advance Notice”).

At meetings with investors and analysts on February 23, 2015, Aetna Inc. (“Aetna” or the “Company”) expects to disclose that based on Aetna’s preliminary analysis of the Advance Notice, funding for the Company’s Medicare Advantage business would decrease by approximately one percent in 2016.

Aetna is continuing to evaluate the changes outlined in the Advance Notice and their impact on the Company and its Medicare Advantage members, and will be providing comments to CMS in support of this important program.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this Form 8-K is forward-looking, including our projections as to the 2016 CMS funding for our Medicare Advantage business. Forward-looking information is based on management's estimates, assumptions and projections and is subject to significant uncertainties and other factors, many of which are beyond our control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including: our further analysis of the Advance Notice, the responses and commentary of Aetna and other marketplace participants to the information contained in the Advance Notice and the final 2016 Medicare Advantage rates. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2013 Annual Report on Form 10-K ("Aetna's 2013 Annual Report") on file with the Securities and Exchange Commission (the "SEC"). You also should read Aetna’s 2013 Annual Report and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, each on file with the SEC, for a discussion of Aetna’s historical results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: February 23, 2015	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer